                                                                    EXHIBIT 11.1

                      RENAL CARE GROUP, INC. (OF DELAWARE)

            STATEMENT RE PRO FORMA COMPUTATION OF PER SHARE EARNINGS
                             (UNAUDITED PRO FORMA)


                                                               DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                                               -----------------   ------------------
PRIMARY EARNINGS PER SHARE
  Common Stock issued to Founders............................       4,834,000           4,834,000
  Common Stock issued to Public..............................       3,329,000(1)        4,389,000
  Common Stock issued to acquired entities...................       2,928,000           3,003,000
                                                                   ----------          ----------
Common Stock outstanding.....................................      11,091,000          12,226,000
Treasury Stock Method of Options and Warrants................              --             981,000
                                                                   ----------          ----------
Average weighted shares outstanding..........................      11,091,000          13,207,000
                                                                   ==========          ==========
ProForma Net Income..........................................     $ 7,129,000          $7,838,000
                                                                   ==========          ==========
ProForma Earnings per Share..................................     $      0.64          $     0.59
                                                                   ==========          ==========


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(1) Excludes 1,156,000 shares the proceeds of which will be used for general corporate purposes.